EXHIBIT 99.1
TIFFANY & CO.
NEWS RELEASE

Fifth Avenue & 57th Street	Contact:
New York, N.Y. 10022	Mark L. Aaron
212-230-5301
mark.aaron@tiffany.com

TIFFANY REPORTS FIRST QUARTER RESULTS;
HIGHER SALES AND MARGINS GENERATE STRONG EARNINGS GROWTH

New York, N.Y., May 21, 2014 - Tiffany & Co. (NYSE: TIF) today reported its financial results for the three months (“first quarter”) ended April 30, 2014. A 13% increase in worldwide net sales, combined with an improved operating margin, resulted in 50% growth in net earnings. Management also increased its earnings forecast for the current fiscal year.

Michael J. Kowalski, chairman and chief executive officer, said, “This is an excellent and encouraging start to the year. We were pleased with the strong and broad-based sales growth across most regions and product categories and our ability to leverage those improved sales into very significant growth in operating and net earnings. Strength in fine and statement jewelry sales continued, while sales of our new or expanded jewelry collections accelerated, led by our ATLAS collection.”

First quarter overview:

•
Worldwide net sales rose 13% to $1.0 billion. On a constant-exchange-rate basis that excludes the effect of translating foreign-currency-denominated sales into U.S. dollars (see “Non-GAAP Measures”), worldwide net sales rose 15% and comparable store sales rose 11% due to growth in most regions.

•
Net earnings increased 50% to $126 million, or $0.97 per diluted share, up from $84 million, or $0.65 per diluted share, in last year’s first quarter when pre-tax expenses of $9 million, or $0.05 per diluted share, were recorded for staff and occupancy reductions (see "Non-GAAP Measures"). Excluding those expenses, net earnings rose 41%.

Net sales highlights were as follows:

•
In the Americas region, total sales increased 8% to $439 million. On a constant-exchange-rate basis, total sales rose 9% and comparable store sales rose 8%, primarily due to geographically broad-based growth across the U.S.

•
In the Asia-Pacific region, total sales rose 17% to $261 million. On a constant-exchange-rate basis, total sales increased 19% and comparable store sales rose 10% with noteworthy growth throughout Greater China and in Australia.

•
In Japan, total sales surged 20% to $174 million. On a constant-exchange-rate basis eliminating the negative effect of a weaker yen versus the U.S. dollar, total sales and comparable store sales rose 29% and 30%. Management noted exceptionally strong customer demand in March, which reflected the Japanese consumer's response to the long-anticipated increase in Japan’s consumption tax which took effect on April 1st. After the tax increase became effective, as expected the Company has experienced sales declines but management is not changing its initial full-year expectation for a healthy rate of sales growth.

•
In Europe, total sales rose 9% to $101 million. On a constant-exchange-rate basis, total sales rose 2% and comparable store sales declined 3%. Trends were similar in the U.K. and in continental Europe.

•
Other sales increased 39% to $37 million, primarily due to retail sales growth which included 18% comparable store sales growth in the United Arab Emirates and the opening of the first Company-operated TIFFANY & CO. store in Russia. Other sales also benefited from an increase in wholesale sales of diamonds; such diamonds are a result of the Company's rough diamond sourcing operations.

•
Tiffany opened four stores in the first quarter (including a major store on the Champs Elysees in Paris) and closed one in the U.S. At April 30, 2014, the Company operated 292 stores (121 in the Americas, 72 in Asia-Pacific, 55 in Japan, 38 in Europe, five in the U.A.E. and one in Russia), versus 275 stores (115 in the Americas, 66 in Asia-Pacific, 55 in Japan, 34 in Europe and five in the U.A.E.) a year ago.

Other financial highlights:

•
Gross margin (gross profit as a percentage of net sales) was 58.2% in the first quarter, compared with 56.2% last year. The increase reflects favorable product costs and price increases across all product categories and regions, as well as sales leverage on fixed costs resulting from the strong increase in worldwide net sales.

•
SG&A (selling, general and administrative) expenses increased 5% in the first quarter. Excluding $9 million of staff and occupancy reduction expenses recorded in last year’s first quarter, SG&A expenses were 8% above last year, largely reflecting higher store-related expenses and labor costs.

•	The operating margin improved to 20.7%, driven by the higher gross margin and sales leverage on fixed SG&A expenses.

•	Interest and other expenses, net were $16 million in the first quarter, compared with $13 million last year.

•	The effective tax rate was 35.1% in the first quarter versus 34.9% last year.

•
Cash and cash equivalents and short-term investments were $381 million at April 30, 2014 versus $465 million a year ago. Short-term and long-term debt totaled $992 million at April 30, 2014 versus $974 million a year ago, and represented 35% of stockholders’ equity, versus 37% a year ago.

•	Net inventories of $2.4 billion at April 30, 2014 were 6% above last year largely to support anticipated sales growth.

•	Capital expenditures of $35 million were unchanged from the prior year’s first quarter.

•
In March 2014, the Company's Board of Directors approved a new share repurchase program for up to $300 million of the Company's common stock over a three-year period which expires in March 2017. The Company spent approximately $7 million in the first quarter to repurchase 82,000 shares at an average cost of $86.95 per share. $293 million remains available for future repurchases.

Outlook for 2014:
For the fiscal year ending January 31, 2015, management is now forecasting net earnings in a range of $4.15-$4.25 per diluted share, versus its previously-published forecast of $4.05-$4.15 per diluted share. This forecast is based on the following assumptions, which are approximate and may or may not prove valid:

1)
Worldwide net sales increasing by a high-single-digit percentage, with all regions expected to achieve growth in their total sales in U.S. dollars and in comparable store sales on a constant-exchange-rate basis.

2)
Adding 13 Company-operated stores and closing four existing stores: opening four in the Americas, five in Asia-Pacific, two in Japan, and one each in Europe and Russia, while closing one each in the Americas, Asia-Pacific, Japan and the U.A.E.

3)	Earnings from operations as a percentage of net sales ("operating margin") increasing due to a higher gross margin and SG&A expense growth less than sales growth.

4)	Uncertainty about the timing of sales improvement in Japan, as well as higher marketing spending, are expected to result in the second quarter’s net earnings approximately equal to the prior year.

5)	Interest and other expenses, net of $65-$70 million with the increase over 2013 reflecting the interest cost on higher average levels of net-debt.

6)	An effective income tax rate of 35%.

7)	A 6% increase in net inventories.

8)	Capital expenditures of $270 million, versus $221 million last year, with the increase largely reflecting incremental investments in certain information technology systems.

9)	Free cash flow (cash flow from operating activities less capital expenditures) of at least $400 million.

Today’s Conference Call:
The Company will conduct a conference call today at 8:30 a.m. (Eastern Time) to review actual results and the outlook. Please click on http://investor.tiffany.com (“Events and Presentations”).

Tiffany & Co. operates jewelry stores and manufactures products through its subsidiary corporations. Its principal subsidiary is Tiffany and Company. The Company operates TIFFANY & CO. retail stores in the Americas, Asia-Pacific, Japan and Europe, as well as in the United Arab Emirates and Russia. It also engages in direct selling through Internet, catalog and business gift operations. For more information, please visit www.tiffany.com or call the shareholder information line at 800-TIF-0110.

Next Scheduled Announcement:
The Company expects to report its second quarter results on Wednesday August 27th. For notifications of future announcements, please register at http://investor.tiffany.com (“E-Mail Alerts”).

This document contains certain “forward-looking” statements concerning the Company’s objectives and expectations with respect to sales, products, store openings and closings, operating margin, interest and other expenses, the effective income tax rate, net earnings, inventories, growth opportunities, capital expenditures and free cash flow. Actual results might differ materially from those projected in the forward-looking statements. Information concerning risk factors that could cause actual results to differ materially is set forth in the Company’s Form 10-K, 10-Q and 8-K reports filed with the Securities and Exchange Commission. The Company undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events or circumstances.

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TIFFANY & CO. AND SUBSIDIARIES
(Unaudited)
NON-GAAP MEASURES

The Company reports information in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”). The Company's management does not, nor does it suggest that investors should, consider non-GAAP financial measures in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. The Company presents such non-GAAP financial measures in reporting its financial results to provide investors with an additional tool to evaluate the Company's operating results.

Net Sales

The Company's reported net sales reflect either a translation-related benefit from strengthening foreign currencies or a detriment from a strengthening U.S. dollar. Internally, management monitors and measures its sales performance on a non-GAAP basis that eliminates the positive or negative effects that result from translating sales made outside the U.S. into U.S. dollars (“constant-exchange-rate basis”). Management believes this constant-exchange-rate basis provides a more representative assessment of sales performance and provides better comparability between reporting periods. The following table reconciles the sales percentage increases (decreases) from the GAAP to the non-GAAP basis versus the previous year:

	First Quarter 2014 vs. 2013
	GAAP Reported	Translation Effect	Constant- Exchange- Rate Basis
Net Sales:
Worldwide	13%	(2)%	15%
Americas	8%	(1)%	9%
Asia-Pacific	17%	(2)%	19%
Japan	20%	(9)%	29%
Europe	9%	7%	2%
Other	39%	—%	39%
Comparable Store Sales:
Worldwide	9%	(2)%	11%
Americas	7%	(1)%	8%
Asia-Pacific	8%	(2)%	10%
Japan	21%	(9)%	30%
Europe	4%	7%	(3)%
Other	18%	—%	18%

Net Earnings

The accompanying press release presents net earnings and highlights expenses tied to certain items in the text. Management believes excluding such items presents the Company's results on a more comparable basis to the corresponding period in the prior year, thereby providing investors with an additional perspective to analyze the results of operations of the Company at April 30, 2014. The following table reconciles certain GAAP amounts to non-GAAP amounts:

	Quarter Ended April 30, 2013
(in thousands, except per share amounts)	$ (after tax)	Diluted EPS
Net earnings, as reported	$83,577	$0.65
Cost reduction initiatives [a]	5,785	0.05
Net earnings, as adjusted	$89,362	$0.70

a On a pre-tax basis, includes charges of $9,379,000 within SG&A for the first quarter of 2013 associated with severance related to staffing reductions and subleasing of certain office space for which only a portion of the Company's future rent obligations will be recovered.

TIFFANY & CO. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
(Unaudited, in thousands, except per share amounts)

	Three Months Ended April 30,
	2014	2013
Net sales	$1,012,132	$895,484

Cost of sales	422,606	392,260

Gross profit	589,526	503,224

Selling, general and administrative expenses	379,733	362,066

Earnings from operations	209,793	141,158

Interest and other expenses, net	16,276	12,712

Earnings from operations before income taxes	193,517	128,446

Provision for income taxes	67,908	44,869

Net earnings	$125,609	$83,577

Net earnings per share:

Basic	$0.97	$0.66
Diluted	$0.97	$0.65

Weighted-average number of common shares:

Basic	128,933	127,318
Diluted	129,795	128,441

TIFFANY & CO. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited, in thousands)

	April 30, 2014	January 31, 2014	April 30, 2013
ASSETS

Current assets:
Cash and cash equivalents and short-term investments	$381,215	$367,035	$465,041
Accounts receivable, net	194,571	188,814	181,715
Inventories, net	2,418,395	2,326,580	2,280,390
Deferred income taxes	102,310	101,012	80,568
Prepaid expenses and other current assets	236,815	244,947	176,769

Total current assets	3,333,306	3,228,388	3,184,483

Property, plant and equipment, net	848,432	855,095	807,875
Other assets, net	643,776	668,868	673,398

	$4,825,514	$4,752,351	$4,665,756

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Short-term borrowings	$240,956	$252,365	$216,898
Accounts payable and accrued liabilities	306,088	342,090	280,956
Income taxes payable	26,135	31,976	30,817
Merchandise and other customer credits	67,539	70,309	69,213

Total current liabilities	640,718	696,740	597,884

Long-term debt	750,826	751,154	757,191
Pension/postretirement benefit obligations	273,682	268,112	336,739
Other long-term liabilities	219,491	220,512	220,003
Deferred gains on sale-leasebacks	80,208	81,865	89,493
Stockholders’ equity	2,860,589	2,733,968	2,664,446

	$4,825,514	$4,752,351	$4,665,756